UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Under Section 240.14a-12
INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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M E M O R A N D U M

TO:	All Employees

FROM:	Vin Gupta

DATE:	April 17, 2006

RE:	Vote the WHITE Proxy Card
As you are aware, a dissident shareholder, and hedge fund, Dolphin Partnership, who owns a very small percentage of infoUSA stock and has held it for only 10 months, has nominated three of their own people in the hope of electing them to the infoUSA Board of Directors. I believe that Dolphin’s only goal is to advance its own misguided, self-serving and short-term agenda to force a sale of the company which is not in the best interests of all shareholders and employees.
The Board has considered the qualifications, business backgrounds and experience of Dolphin’s nominees and decided not to include any of Dolphin’s nominees in the company’s proxy statement or on the WHITE proxy voting cards being mailed to all shareholders. Dolphin was not pleased with this decision and has decided to contest the proxy vote by distributing their own proxy statement and blue proxy voting cards. In previous years you have received only one proxy voting card to vote at the annual election. This year you may receive several proxy voting cards. The official proxy voting card from infoUSA will be WHITE. We encourage you to vote the WHITE proxy card and disregard the blue card and any other material Dolphin may send you.
Our Board of Directors were all nominated and elected because their wealth of knowledge, breadth of experience, and specific set of skills that would help the company continue to succeed. They KNOW our business and they can help us get to where we want to be. Dolphin’s nominees are three total strangers who don’t know our business and just want to sell the company that means most employees would lose their jobs.

Since going public in 1992, we have had a very good strategy for growth and have worked hard to become one of the most respected and influential companies in our industry. We have grown both organically and through more than 25 successful acquisitions. In 1992, we had sales of $48.5 million and 512 employees. Today, we have sales of almost $400 million and 3,000 employees.
We have done a good job for our shareholders. An investment of $100 in infoUSA stock in the year 2000 would be worth $323 today. Our board members and many of us have invested our own money in the company. My family and I own approximately 40% of the Company and I know that some of our senior managers own a considerable number of shares. We have most of our net worth invested with the company. As the expression goes, “we eat our own cooking”. Our goals and interests are directly in line with all shareholders ~ to continue to grow the value of the company for its shareholders.
Dolphin is being very aggressive in their approach. They may contact our shareholders. Many of you are shareholders through our 401k Plan, our Payroll Stock Purchase Plan and/or individual stock purchase. You may receive a phone call from Dolphin or one of its representatives. Do not let these calls intimidate you. Dolphin’s track record of investing for quick and easy profits clearly shows that they are not interested in creating value, only liquidating the value created by others. They do not have the best interests of the company, its employees or its shareholders in mind and make no assurances as to how the business would be run if they somehow achieved control. In fact, they will make no assurances of any type. As evidence, Dolphin makes the statement in their preliminary proxy materials that “although these nominees will advocate this platform and seek to work with other directors, we cannot assure you that as a minority on the board, they will be successful or that as a result of their election, shareholder value will be maximized.”
I want to thank you for your past and future contributions to our Company. You are the key to our success. For this I ask that you not let this contest distract you from your job and to continue to focus on the business at hand ~ keeping our Company great.
If you have any questions, please feel free to call me and I will be happy to answer any questions you may have.
Thank you.
Vinod Gupta
Chairman and CEO